Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated December 8, 2011, relating to the financial statements and financial statement schedule of Hutchinson Technology Incorporated, and the effectiveness of Hutchinson Technology Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Hutchinson Technology Incorporated for the year ended September 25, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
April 2, 2012